Njaiama Nimikoro Town
Kono District
Sierra Leone

Ridgeback Mining (Sierra Leone) Limited
28J Fudia Terrace
Off Spur Loop
Freetown
Sierra Leone

Date: 22nd October, 2012

ASSIGNMENT OF THE MINING CONCESSIONS ISSUED TO RIDGEBACK MINING SIERRA LEONE LIMITED

Dear Sir,

I refer to the Letter Agreement dated 25th May, 2012 extending the mining rights and concessions granted to Ridgeback Mining Sierra Leone Limited (attached as schedule A). Ridgeback Mining Sierra Leone Limited hereby provides notice or our intention to assign the rights, interests and obligations under the Letter Agreement to Gold and Gemstone Mining (Sierra Leone) Limited, a Joint Venture company owned equally between Ridgeback Mining Sierra Leone Limited and Gold and Gemstone Mining Inc.

We intend to complete the assignment as at 29th, October, 2012 and Gold and Gemstone Mining (Sierra Leone) Limited is will become the operating entity for Commercial Operations on the Allotted Land.

Gold and Gemstone Mining Inc., is be obliged to provide funding to the value of $1,500,000 in to Gold and Gemstone Mining (Sierra Leone) Limited within 12 months of the date of this assignment. In the event Gold and Gemstone Mining Inc. does not make any such Equity Investment on or before 29th October, 2013 the Concessions shall be transferred out of the JV Company and returned to Ridgeback Mining Sierra Leone Limited.

Please sign the below acceptance of this notice to assign the concessions to Gold and Gemstone Mining (Sierra Leone) Limited as of 29th October, 2012 and to confirm your understanding and acceptance that Gold and Gemstone Mining Inc. will be granted until 29th October, 2013 to deliver funding to the value of $1,500,000 to Gold and Gemstone Mining (Sierra Leone) Limited.

Yours Faithfully,

Tom Issic Tucker
Director, Ridgeback Mining (Sierra Leone) Limited